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                                                                      Exhibit 12
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                                  Three Months
                                       Ended
                                      March 31,                         Year Ended December 31,
                                 -------------------   ----------------------------------------------------------
                                   1998       1997        1997         1996         1995        1994      1993
                                 --------   --------   ----------   ----------   ----------   --------   --------
EXCLUDING INTEREST ON DEPOSITS

Income before taxes ..........   $131,644   $118,041   $  459,164   $  457,268   $  429,084   $410,970   $402,656

Fixed charges:
       Interest expense ......     85,380     79,950      308,122      299,962      318,192    174,143    126,859
       1/3 of net rent expense      2,266      2,344        9,572        9,166        8,657      9,034      8,048
                                 --------   --------   ----------   ----------   ----------   --------   --------

          Total fixed charges      87,646     82,294      317,694      309,128      326,849    183,177    134,907
                                 --------   --------   ----------   ----------   ----------   --------   --------

Earnings .....................   $219,290   $200,335   $  776,858   $  766,396   $  755,933   $594,147   $537,563
                                 ========   ========   ==========   ==========   ==========   ========   ========

Fixed charges ................   $ 87,646   $ 82,294   $  317,694   $  309,128   $  326,849   $183,177   $134,907
                                 ========   ========   ==========   ==========   ==========   ========   ========

Ratio of Earnings
       to Fixed Charges ......       2.50       2.43         2.45         2.48         2.31       3.24       3.98

INCLUDING INTEREST ON DEPOSITS

Income before taxes ..........   $131,644   $118,041   $  459,164   $  457,268   $  429,084   $410,970   $402,656

Fixed charges:
       Interest expense ......    247,632    228,323      954,243      880,648      856,860    546,880    514,812
       1/3 of net rent expense      2,266      2,344        9,572        9,166        8,657      9,034      8,048
                                 --------   --------   ----------   ----------   ----------   --------   --------

          Total fixed charges     249,898    230,667      963,815      889,814      865,517    555,914    522,860
                                 --------   --------   ----------   ----------   ----------   --------   --------

Earnings .....................   $381,542   $348,708   $1,422,979   $1,347,082   $1,294,601   $966,884   $925,516
                                 ========   ========   ==========   ==========   ==========   ========   ========

Fixed charges ................   $249,898   $230,667   $  963,815   $  889,814   $  865,517   $555,914   $522,860
                                 ========   ========   ==========   ==========   ==========   ========   ========

Ratio of Earnings
       to Fixed Charges ......       1.53       1.51         1.48         1.51         1.50       1.74       1.77
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